Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-133563) and Form S-8 (Nos. 333-57294, 333-144183, and 333-143258) of GulfMark Offshore, Inc. of our report dated August 21, 2008 relating to the consolidated financial statements of Rigdon Marine Holdings, L.L.C., which appear in this Current Report on Form 8-K/A.
/s/ PricewaterhouseCoopers LLP
Houston, TX
September 11, 2008